EXHIBIT 10.31

THIRD AMENDMENT TO PARENT GUARANTEE

THIRD AMENDMENT TO PARENT GUARANTEE, dated as of February 28, 2006 (this "Amendment"), to the Parent Guarantee, dated as of December 3, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Guarantee"), made among Global Signal Inc., a Delaware corporation ("Global Signal"), and Global Signal GP LLC, a Delaware limited liability company ("Global GP", and together with Global Signal, each a "Guarantor" and collectively, the "Guarantors"), and Bank of America, N.A. ("Bank of America"), as administrative agent (in such capacity, together with its successors and assigns, the "Administrative Agent") for the lenders under the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Guarantors and the Administrative Agent are parties to the Guarantee;

WHEREAS, Global Signal Operating Partnership, a Delaware limited partnership (the "Borrower"), the Administrative Agent, Bank of America, as L/C issuer, and certain lenders are each party to that certain Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), dated as of April 15, 2005 and the Loan Documents (as defined in the Credit Agreement, the "Loan Documents"); and

WHEREAS, pursuant to the Guarantee, the Guarantors have agreed to guarantee the Obligations (as defined in the Credit Agreement) of Borrower under the Credit Agreement and provide for certain cross-collateralization provisions;

WHEREAS, the Loan Parties (as defined in the Credit Agreement) have requested that certain financial covenants contained in the Guarantee be adjusted; and

WHEREAS, the Guarantors and the Administrative Agent have agreed to amend the Guarantee on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Guarantors and the Administrative Agent hereby agree as follows:

1.    Defined Terms.    Unless otherwise defined herein, capitalized terms which are defined in the Guarantee are used herein as therein defined.

2.    Amendments to the Guarantee.

(a)    Section 1(a) of the Guarantee is hereby amended by adding the following definitions in appropriate alphabetical order:

"Excess Securitization Proceeds" means the lesser of (A) the amount by which the cash proceeds of the Permitted Securitization II exceeds the aggregate of (I) the outstanding amount of Carl Lewis Indebtedness, (II) Indebtedness outstanding under the Global Signal Acquisitions Credit Agreement and (III) Indebtedness outstanding in connection with the Permitted Securitization and (B) $100,000,000.

"Available Excess Securitization Proceeds" means, at any time, the amount of Excess Securitization Proceeds held in the form of cash or Cash Equivalents by Global Signal and its Subsidiaries at such time.

(b)    Clause (i) of the definition of "Global Signal Default" as set forth in Section 1(a) of the Guarantee is hereby amended and restated as follows:

"(i)    at any time, the Consolidated Indebtedness of Global Signal and its consolidated Subsidiaries shall exceed $1,875,000,000."

(c)    Clause (ii) of the definition of "Global Signal Default" as set forth in Section 1(a) of the Guarantee is hereby amended and restated as follows:

"(ii)    at any time, the ratio of (1) Debt for Borrowed Money of Global Signal and its Subsidiaries on a consolidated basis at such time, less the amount of Available Excess Securitization Proceeds, to (2) Consolidated EBITDA for the period of 12 consecutive calendar months ended at or most recently prior to such time shall be greater than 7.65:1.00; provided that the calculation of Consolidated EBITDA shall be adjusted to annualize the financial results of Towers owned, leased or managed for less than one year as follows: (A) the Consolidated EBITDA attributed to any Tower owned, leased or managed for less than one year but greater than or equal to one month shall be the Consolidated EBITDA attributed to such Tower for the period commencing on the date of the Acquisition of such Tower through the last day of the most recently completed month times, a fraction, the numerator of which is 12 and the denominator of which is the number of calendar months completed since the date of such Acquisition, and (B) the Consolidated EBITDA for Towers owned for less than one month shall be the estimated annual Consolidated EBITDA for such Towers based upon the budgeted annualized results of such Towers determined in a manner reasonably acceptable to the Administrative Agent and adjusted to reflect the financial results of such Towers on a consolidated basis (as opposed to a stand-alone per Tower basis)."

3.    Representations and Warranties.    Each Guarantor hereby confirms, reaffirms and restates, on and as of the date hereof, the representations and warranties applicable to such Guarantor as set forth in Sections 10 and 11 of the Guarantee.

4.    Effectiveness.    This Amendment shall become effective on the date hereof.

5.    Continuing Effect of the Guarantee.    This Amendment shall not constitute an amendment of any other provision of the Guarantee not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of any Guarantor that would require a waiver or consent of the Administrative Agent. Except as expressly amended hereby, the provisions of the Guarantee are and shall remain in full force and effect.

6.    References to the Parent Guarantee; Loan Documents.    Upon the effectiveness of this Amendment, each reference in the Guarantee to "this Parent Guarantee", "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Guarantee as amended hereby, each reference to the Guarantee in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement or any other shall mean and be a reference to the Guarantee as amended hereby, and this Amendment shall be deemed to be a Loan Document under and as defined in the Credit Agreement.

7.    Counterparts.    This Amendment may be executed by the parties hereto in any number of separate counterparts (including telecopied counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

8.    GOVERNING LAW.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each Guarantor has caused this Amendment to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

GLOBAL SIGNAL INC.
By:	/s/ Jeffrey A. Klopf
Name: Jeffrey A. Klopf Title: Executive Vice President, General Counsel and Secretary
GLOBAL SIGNAL GP LLC
By:	Global Signal Inc., its Sole Member
By:	/s/ William T. Freeman
Name: William T. Freeman Title: Executive Vice President, Chief Financial Officer and Assistant Secretary

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Todd Shipley
Name: Todd Shipley Title: Senior Vice President